Exhibit 99.1

Company Contact: R. Judd Jessup

President & CEO, CombiMatrix Corporation

Tel (949) 753-0624

NEWS RELEASE

COMBIMATRIX CORPORATION TO VOLUNTARILY APPLY

TO TRANSFER LISTING OF ITS SECURITIES TO

THE NASDAQ CAPITAL MARKET

IRVINE, CALIFORNIA — December 2, 2010 — CombiMatrix Corporation (NASDAQ: CBMX) announced today that its Board of Directors has authorized management to proceed with voluntarily applying to transfer the listing of the Company’s securities to The Nasdaq Capital Market rather than submitting a plan to regain compliance with The Nasdaq Global Market listing requirements.

As a result of receiving the previously reported notice on November 17, 2010 from The Nasdaq Stock Market indicating that the Company is not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market (as set forth in Nasdaq Listing Rule 5450(b)(1)(A)), the  Company has until January 3, 2011 to either provide Nasdaq with a specific plan to regain compliance with The Nasdaq Global Market listing requirements or to apply to transfer the Company’s securities to The Nasdaq Capital Market.  Management intends to submit the listing transfer application within the next week.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a molecular diagnostics company that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”). CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics. Additional information about CombiMatrix Corporation is available at www.combimatrix.com. Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s ability to meet and maintain the listing requirements of The Nasdaq Capital Market and acceptance of the Company’s listing transfer application. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by the Company herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the Company’s ability to raise additional capital on a timely basis, or at all, or to improve its operating results in the near future; the possibility that the Company’s listing transfer application will not be approved by the Nasdaq Staff, or that the Company’s stockholders’ equity could decline further; and such other factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.